SCHEDULE 14A INFORMATION
       Proxy Statement Pursuant to Section 14 (a) of the Securities
                 Exchange Act of 1934  (Amendment No. - )


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                        PETROLEUM HELICOPTERS, INC.
       __________________________________________________________________
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       __________________________________________________________________

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                  PETROLEUM HELICOPTERS, INC.
                      2121 Airline Highway
                           Suite 400
                   Metairie, Louisiana 70001

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON MAY 26, 2000

To the Holders of Voting Stock of Petroleum Helicopters, Inc.:

     The 2000 Annual Meeting of Stockholders of Petroleum Helicopters, Inc. ("PHI") will be held at 2121 Airline Highway, Metairie, Louisiana, 6th floor, on Friday, May 26, 2000, at 10:30 a.m., local time, to:

     1.   Elect directors.

     2. Consider and vote upon a proposed amendment to the 1995 Incentive Compensation Plan to increase the number of shares available thereunder.

     3. Transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Holders of record of PHI's voting common stock at the close of business on April 14, 2000, are entitled to notice of and to vote at the Meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                   By Order of the Board of Directors

                                   /s/  Robert D. Cummiskey, Jr.
                                   ----------------------------------
                                        Robert D. Cummiskey, Jr.
                                        Secretary
New Orleans, Louisiana
April 28, 2000

                  PETROLEUM HELICOPTERS, INC.
                      2121 Airline Highway
                           Suite 400
                   Metairie, Louisiana 70001

                        PROXY STATEMENT
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                          May 26, 2000

     This Proxy Statement is furnished to holders of voting common stock ("Voting Stock") of Petroleum Helicopters, Inc. ("PHI") in connection with the solicitation on behalf of its Board of Directors (the "Board") of proxies for use at the Annual Meeting of Stockholders of PHI (the "Meeting") to be held on May 26, 2000, at the time and place set forth in the accompanying notice and at any adjournments thereof.

     Stockholders of record of Voting Stock at the close of business on April 14, 2000, are entitled to notice of and to vote at the Meeting. On that date, PHI had outstanding 2,793,386 shares of Voting Stock, each of which is entitled to one vote.

     The enclosed proxy may be revoked by the stockholder at any time prior to its exercise by filing with PHI's Secretary a written revocation or duly executed proxy bearing a later date. A stockholder who votes in person at the Meeting in a manner inconsistent with a proxy previously filed on the stockholder's behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person.

     This Proxy Statement is first being mailed to stockholders on or about April 28, 2000. The cost of preparing and mailing proxy materials as well as soliciting proxies in the enclosed form will be borne by PHI. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, fax, e-mail and telex. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and PHI will, upon request, reimburse them for their expenses in so acting.

                     ELECTION OF DIRECTORS

     PHI's By-laws establish the number of directors to be elected at the Meeting at six, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received by them for the election of the six persons named below to serve until the next annual meeting and until their successors are duly elected and qualified. In the unanticipated event that one or more nominees cannot be a candidate at the Meeting, the By-laws provide that the number of authorized directors will be automatically reduced by the number of such nominees unless the Board determines otherwise, in which case proxies will be voted in favor of such other nominees as may be designated by the Board.

     The following table sets forth certain information as of April 1, 2000, with respect to each nominee to be proposed on behalf of the Board. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

                                                              Year First
                                                               Became a
Name and Age                     Principal Occupation          Director
------------                     ---------------------        ----------

Carroll W. Suggs, 61             Chairman of the Board,          1989
                                 President and  Chief
                                 Executive Officer of PHI(1)

Arthur  J.  Breault, Jr.,  61    Tax lawyer and consultant(2)    1999

Leonard M. Horner, 73            Private Investments(3)          1992

James W. McFarland, 55           Dean, A.B. Freeman School       1996
                                 of Business,
                                 Tulane University(4)

Thomas H. Murphy, 45             Member, Murco Oil & Gas, LLC    1999
                                 (oil & gas production and
                                 investments)(5)

Bruce N. Whitman, 67             Executive Vice President and    1996
                                 Director, Flight Safety Boeing
                                 Training International, LLP
                                 (aviation training and related
                                 services) (6)
--------------------------
(1) Mrs. Suggs is also a director of Varco International, Inc., Whitney Holding Corporation and Global Marine, Inc.

(2) For more than 16 years before 1997, when he retired, Mr. Breault was a partner in Deloitte & Touche, LLP, concentrating in tax matters.

(3) From 1974 to 1991, Mr. Horner served in various capacities with Bell Helicopter Textron, Inc. (helicopter manufacturer), including Chairman, President, Executive Vice President, Senior Vice President Marketing and Programs and Vice President - Operations. Before 1974, he was employed with United Technologies Corp. Sikorsky Aircraft Division (helicopter manufacturer) for 17 years.

(4) Dean McFarland is also a director of American Indemnity Financial Corporation, Sizeler Property Investors, Inc., and Stewart
     Enterprises, Inc.

(5) For more than five years prior to 1998, Mr. Murphy was President of Murco Drilling Corporation, a U.S. onshore oil and gas drilling contractor.

(6) Mr. Whitman is also a director of Aviall, Inc., Flight Safety Boeing Training International, LLC, and Megadata Corp.

                      --------------------

     In 1999, PHI changed its fiscal year from one ending on April 30 to one ending on December 31, resulting in an eight month transition period ended December 31, 1999, referred to herein as the "Transition Period" or "TP." During the Transition Period, the Board held four meetings. Each incumbent director attended at least 75% of the aggregate number of Board and Committee meetings of which he or she was a member.

     The Board has an Audit Committee, the members of which are Messrs. Horner, Whitman, Breault, McFarland and Murphy (Chairman). This committee, which held two meetings during the Transition Period, is responsible for making recommendations to the Board concerning the selection and retention of independent auditors, reviewing the results of audits by the independent auditors, discussing audit recommendations with management and reporting the results of its reviews to the Board. The Board also has a Compensation Committee, the members of which are Messrs. Breault, Horner, Whitman, McFarland (Chairman) and Murphy. This committee, which held three meetings during the Transition Period, is responsible for determining the compensation of officers and key employees and administering PHI's incentive compensation plans. The Board does not have a nominating committee.

     Each director receives an annual fee of $12,000 payable, in the case of non-officer directors, in PHI Non-Voting Common Stock ("Non-Voting Stock"), and a fee of $1,000 for each Board or Committee meeting he or she attends. The PHI Directors Stock Compensation Plan permits each non-officer Director to elect annually to defer the receipt of all or a portion of the fees otherwise payable to him. The amount of deferred fees bear interest at a rate equal to PHI's borrowing costs. The Plan also provides that options are automatically granted on the annual stockholders meeting date to each non-officer director to purchase up to 2,000 shares of Non-Voting Stock at the fair market value on the date of grant. No option will be exercisable more than ten years from the date of grant. A period of two years continuous service on the Board is necessary before an option will become exercisable.

      STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the beneficial ownership of each class of outstanding PHI equity securities as of April 1, 2000 by (a) each director and nominee for director of PHI, (b) each executive officer identified under the heading "Executive Compensation and Certain Transactions - Summary of Executive Compensation" ("Named Executive Officers") and (c) all directors and executive officers of PHI as a group, determined in accordance with Rule 13d-3 of the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated, the securities shown are held with sole voting and investment power.
                         Class of PHI    Number of       Percent
Beneficial Owner         Common Stock     Shares(1)(4)   of Class
----------------         ------------    -------------   --------

Directors and Nominees

Carroll W. Suggs         Voting          1,452,260 (2)     51.5
                         Non-Voting              0            *

Arthur J. Breault, Jr.   Voting                  0            *
                         Non-Voting          1,277            *

Leonard M. Horner        Voting                  0            *
                         Non-Voting          1,277            *

James W. McFarland       Voting                  0            *
                         Non-Voting          3,350            *

Thomas H. Murphy         Voting                600            *
                         Non-Voting          1,377            *

Bruce N. Whitman         Voting              1,000            *
                         Non-Voting          1,277            *


Named Executive Officers (3)

Ben Schrick              Voting                  0            *
                         Non-Voting         12,624            *

William P. Sorenson      Voting                  0            *
                         Non-Voting          5,226            *

Kenneth A. Townsend      Voting                  0            *
                         Non-Voting          6,497            *

Michael J. McCann        Voting                  0            *
                         Non-Voting          3,000            *


All Directors and
Executive Officers       Voting          1,453,860 (5)     51.5
as a Group (13 persons)  Non-Voting         41,858 (6)      1.7
----------------------
*    Less than one percent.

(1) Shares subject to options currently exercisable are deemed to be outstanding for purposes of computing the percent of class owned by such person and by all directors and executive officers as a group.

(2) Includes 1,423,780 shares held by the Suggs Family Partnership, LLC, of which Mrs. Suggs is the sole manager, and 28,480 shares that she has the right to acquire pursuant to currently exercisable stock options.

(3) Information regarding Mrs. Suggs appears in this table under the caption "Directors and Nominees."

(4) Includes the following shares of Non-Voting Stock allocated to director accounts under the PHI Director Stock Compensation Plan:
     Arthur Breault,  1,277 shares; Dean McFarland, 1,277 shares;
     Mr. Murphy, 1,277 shares; and Mr. Whitman, 1,277 shares. Includes the following shares of non-voting Common Stock that the named individuals have the right to acquire pursuant to currently exercisable stock options: Mr. Schrick, 10,150 shares; Mr. Sorenson, 4,345 shares; Mr. Townsend, 5,053 shares; and Mr. McCann, 3,000 shares.

(5) Includes an aggregate of 28,480 shares of Voting Stock which executive officers have the right to acquire pursuant to currently exercisable stock options.

(6) Includes an aggregate of 27,468 shares of Non-Voting Stock which executive officers have the right to acquire pursuant to currently exercisable stock options.
                      --------------------


          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following, to PHI's knowledge, are the only beneficial owners of more than 5% of the outstanding Voting Stock, determined in accordance with Rule 13d-3 of the SEC, other than Carroll W. Suggs, 2121 Airline Highway, Suite 400, Metairie, Louisiana 70001, whose beneficial ownership of the Voting Stock is shown under the heading "Stock Ownership of Directors and Executive Officers." Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

                                   Common            Number of    Percent of
    Beneficial Owner               Stock             Shares (1)   Class (1)
    ----------------               ------            ----------   ----------

David L. Babson & Co., Inc.        Voting             179,200        6.42%
One Memorial Drive
Cambridge, MA 02142-1300

First Union Corporation            Voting             192,000        6.87%
One First Union Center
Charlotte, NC 28288-0137

Woodbourne Partners, L.P           Voting             165,800         5.9%
200 N. Broadway, Suite 825
St. Louis, MO 63102

FMR Corp.                          Voting             211,200        7.54%
82 Devonshire Street
Boston, MA 02142-1300

--------------------------

(1) Based solely on information furnished in Schedule 13Gs files with the SEC by such persons.
                        ----------------------


        EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

     In 1999, PHI changed its fiscal year from one ending on April 30 to one ending on December 31. The eight month transition period from May 1, 1999, to December 31, 1999, is referred to herein as the "Transition Period" or "TP." The fiscal year ended April 30, 1999, is referred to as "FY99," and the fiscal year ended April 30, 1998, is referred to as "FY98."

Summary of Executive Compensation

     The following table summarizes, for the Transition Period, FY99 and FY98, the compensation of PHI's Chief Executive Officer and of certain other executive officers of PHI whose annual compensation was in excess of $100,000, in all capacities in which they served.

                                  Annual Compensation   Long-Term Compensation Awards
                                                        Restricted    Securities
Name and Principal                                        Stock       Underlying       All Other
Position                 Year    Salary     Bonus(1)    Awards(2)     Options(3)      Compensation(4)
-------------------      ----    ------     --------   ----------     ----------      ---------------
                                   $          $           #                #              $

Carroll W. Suggs         TP      214,000         -           -           30,000         169,547 (5)
Chairman, President      FY99    331,653         -           -            4,000         120,288
and CEO                  FY98    321,738     9,271           -                -         125,800

Ben Schrick              TP      142,246         -           -           10,000           5,321
Chief Operating          FY99    219,138         -           -                -           4,993
Officer                  FY98    210,631     6,157       1,578                -           4,800

William P. Sorenson      TP       98,007         -           -           10,000           4,963
Director of Corporate    FY99    126,807         -           -                -           3,961
Marketing/New Business   FY98     93,586     2,714         232                -           2,757

Kenneth A. Townsend      TP       94,808         -           -            7,500           4,852
General Manager,         FY99    133,867         -           -                -           4,145
Domestic Oil & Gas       FY98     89,047     2,714         789                -           2,577
Aviation Services

Michael J. McCann        TP      114,424         -           -           10,000           5,270
Chief Financial Officer  FY99     84,138         -           -           15,000           2,422
& Treasurer              FY98        N/A       N/A         N/A              N/A             N/A

--------------------


(1)  Represents a cash bonus of 2.83% of base pay in FY98.

(2)  No awards of restricted shares have been made since FY98.  FY98 awards vested in FY99 based on performance criteria for FY98. Dividend income, if any, will be paid on the restricted stock at the same rate as paid to all stockholders. Restrictions will lapse on July 31, 2001. As of December 31, 1999, the number and fair market value of the shares of
     restricted stock held by the named executive officers were:   Mr. Schrick,
     2,424 shares, $23,028; Mr. Sorenson, 881 shares, $8,370; and
     Mr. Townsend, 1,444 shares, $13,718.

(3) For information about option holdings at December 31, 1999, refer to the table below.

(4) Unless otherwise indicated, reflects amounts paid by PHI on behalf of the Named Executive Officers pursuant to the PHI 401(k) Retirement Plan.

(5) Includes directors fees of $16,000, $20,000, and $16,000 in the Transition Period, FY99 and FY98, respectively, and life insurance premiums for the benefit of Mrs. Suggs of $149,934 in the Transition Period, $95,100 in FY99, and $105,000 in FY98.

                       ------------------


Stock Option Grants

     The following table contains information concerning the grant of stock options to the Named Executive Officers during the Transition Period.

                                                                                  Potential
                                                                              Realizable Value of
                      No. Of       % of Total                                 Options at Assumed
                      Shares         Options                                Annual Rates of Stock
                     Underlying    Granted to                               Price Appreciation
                      Options       Employees     Exercise     Expiration        For Option Term
       Name          Granted(1)      in TP(2)      Price         Date             5%        10%
       ----          ----------    ----------     --------     ----------        -----     -----
Carroll W. Suggs      30,000         17.44%         $13.25    July 14, 2009     $44,357   $290,995

Ben Schrick           10,000          5.81%         $12.75    July 14, 2009      23,766    180,201

William P. Sorenson   10,000          5.81%         $12.75    July 14, 2009      23,766    180,201

Kenneth A. Townsend    7,500          4.36%         $12.75    July 14, 2009      17,825     81,751

Michael J. McCann     10,000          5.81%         $12.75    July 14, 2009      23,766    180,201

------------------

(1) All options were awarded at the fair market value of the shares underlying the options on the effective date of grant.

(2) Percentages listed in this column represent the percentage of all options to acquire PHI Common Stock, both Voting and Non-Voting, granted to all PHI employees during the Transition Period. Only Mrs. Suggs was awarded options to acquire Voting Stock in the Transition Period. Messrs. Schrick, Sorenson, Townsend and McCann were awarded 7.04%, 7.04%, 5.28% and 7.04%, respectively, of the options to acquire Non-Voting Stock granted to PHI employees in the Transition Period.

                     ---------------------

Option Holdings

     The following table contains information with respect to the Named Executive Officers concerning unexercised options held as of December 31, 1999. No options were exercised by any of them in the Transition Period.

                       Number of Securities Underlying    Value of Unexercised In-the-Money
                             Unexercised Options                    Options (1)
Name                    Exercisable    Unexercisable       Exercisable     Unexercisable
----                    -----------    -------------       -----------     -------------

Carroll W. Suggs          28,480          30,000            $     0              0

Ben Schrick               10,150          10,000            $10,150              0

William P. Sorenson        4,345          10,000            $ 4,345              0

Kenneth A. Townsend        5,053           7,500            $ 5,053              0

Michael J. McCann          3,000          22,000               $  0              0

--------------------

(1) Reflects the difference between closing bid prices of the Common Stock on December 31, 1999, and the respective exercise prices of the options.
                       -------------------

Supplemental Executive Retirement Plan

     PHI maintains a supplemental executive retirement plan ("SERP") to supplement the retirement benefits otherwise available to PHI's officers and certain key employees pursuant to the PHI 401(k) Retirement Plan. The SERP provides an annual benefit, generally equivalent to 33 1/2% of each such participant's salary at the date she or he became a participant up to $200,000 of salary, plus 50% of such salary in excess of $200,000, for a
period  of  15  years  following retirement at age 65  or  older.   Similar
benefits are also provided upon death or disability of the participant. The estimated annual benefits payable upon retirement at normal retirement age for Mrs. Suggs and Messrs. Schrick, Sorenson, Townsend and McCann are $123,500, $70,600, $30,400, $41,300, and $58,200, respectively.

Compensation    Committee   Interlocks   and   Insider   Participation   in
Compensation Decisions

     The Compensation Committee is composed of Leonard M. Horner, Bruce N. Whitman, James W. McFarland, Arthur J. Breault, Jr. and Thomas H. Murphy. No member of the Compensation Committee has ever been an officer or employee of PHI or any of its subsidiaries.

     During the Transition Period, PHI paid Aviall, Inc. ("Aviall") approximately $200,000 for parts and component repair services, and paid Flight Safety Boeing Training International, L.L.P. ("FlightSafety"), approximately $258,000 for pilot training services. Mr. Bruce N. Whitman, a member of the Compensation Committee, a director of PHI since 1996, and a nominee for director at the Meeting, is a director of Aviall and a director and an Executive Vice President of Flight Safety.

     During the Transition Period, PHI paid approximately $28,000 for consulting services to James W. McFarland, Chairman of the Compensation Committee, a director since July 1996 and a nominee for director at the Meeting.

The Compensation Committee's Report on Executive Compensation

     General. The functions of the Compensation Committee are to determine compensation paid to officers and key employees and to administer the 1992 Non-Qualified Stock Option and Stock Appreciation Rights Plan and the 1995 Incentive Compensation Plan. The Compensation Committee is composed entirely of Board members who are not employees of PHI. The Compensation Committee has retained an outside consultant from time to time to assist it in obtaining relevant information on pay practices at comparable organizations and to assist it in developing compensation programs that are consistent with the Committee's compensation philosophy and objectives.

     The Compensation Committee's overall policy regarding executive compensation is to ensure PHI's compensation programs will provide competitive salary levels and short-term and long-term incentives in order to attract and retain individuals of high quality and ability, promote individual recognition for favorable performance by PHI and support the short and long range business objectives and strategies of PHI.

     Under the Omnibus Budget Reconciliation Act ("OBRA"), publicly-held companies may be prohibited from deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers in a single year. However, OBRA provides an exception for "performance based" compensation, including stock options and restricted stock awards. The Compensation Committee expects to keep
"non-performance based" compensation within the $1 million limit so that all executive compensation will be fully deductible.

     PHI's executive compensation consists of three principal components: salary, annual incentive payments and stock options.

     Salary and Annual Incentive Payments. In FY99, an outside consultant was retained primarily to develop a range of salaries consistent with salaries paid for similar positions at comparable publicly-held companies. For these purposes, a sample of companies was selected from the oilfield services industry based on total revenues and number of employees. Salaries paid by certain companies that are included in the Oil and Gas Field Services Index in the graph set forth under the heading "Performance Graph" were among those considered. Because certain of these companies had either revenues or total employees substantially exceeding those of PHI, salaries of PHI executives were set at the lower end of the ranges. The results of this study were reported to the Compensation Committee, resulting in a pay increase for several executive officers in FY99.

     No annual incentive payments were made to executives for FY99 or the Transition Period. In May,1999, the Compensation Committee formulated a new annual incentive program which is based on the achievement by PHI of specified percentages of both earnings per share and earnings before incentive payments ("targets"). No annual incentive payments will be made unless PHI achieves at least 90% of targets; if PHI achieves over 120% of targets, the Compensation Committee has discretion to authorize annual payments in excess of those in the annual incentive program.

     Achievement of the specified targets produces a maximum potential annual incentive payment to executives expressed as a specified percentage of salary. The actual payment is determined by the Committee in the case of Chief Executive Officer and by the Chief Executive Officer in the case of other executives based on performance criteria established by her and approved by the Compensation Committee. If an executive is entitled to an incentive payment, it will be made one-half in cash and one-half in restricted stock of PHI vesting over a three-year period.

     Stock Option Grants. In FY99 no stock options or other stock based awards were granted. In the Transition Period, the Compensation Committee granted options to executives to provide an additional incentive, to promote a longer term perspective and commitment by executives, and to maximize stockholder value by linking the financial interests of management and stockholders. The number of options granted to each executive was based upon the officer's salary level and responsibilities, are not exercisable during the first year and are exercisable thereafter in 25% increments.

     Stock options have value to the executives only if there is an increase in PHI's stock price. Stock options granted were made at 100% of the market value of the stock on the date of the grant. The options granted expire ten years after the date of the grant.

     Chief Executive Officer Compensation. Mrs. Suggs' FY99 salary increased due to a company-wide general wage increase in FY99. There was no salary increase in the Transition Period, and no bonus awards in the Transition Period or FY99. Options for 30,000 shares of Voting Stock were awarded in the Transition Period, on the same terms as the stock options awarded other executives.

     The Compensation Committee believes that the compensation of the Chief Executive Officer and other executive officers is competitive with or below the comparable companies described above, but is consistent with the Compensation Committee's policy of providing an appropriate balance between short and long range individual and corporate performance.

     By the Members of the Compensation Committee.

          James W. McFarland                 Thomas N. Murphy
          Chairman

          Arthur J. Breault, Jr.             Bruce N. Whitman

          Leonard M. Horner

Performance Graph

     The following Performance Graph compares PHI's cumulative total stockholder return on its Voting Stock for the last five years with the cumulative total return on the Russell 2000 Index and the Oil and Gas Field Services Index, assuming the investment of $ 100 on January 1, 1995, at closing prices on December 31, 1994, and reinvestment of dividends. The Russell 2000 Index consists of a broad range of publicly-traded companies with smaller market capitalizations and is published daily in the Wall Street Journal. The Oil and Gas Field Services Index consists of 84 publicly-held companies in the oil field service industry and is published by Media General Financial Services Inc.

[Graph Here]

Cumulative Total Returns as of December 31,


Index                 1994      1995      1996     1997     1998     1999
-----                 ----      ----      ----     ----     ----     ----
PHI                   100.0    150.42    186.84   239.69   175.86   103.06

Russell 2000          100.0    126.21    144.84   174.56   168.54   201.61

Oil and Gas Field     100.0    134.62    199.61   302.99   155.80   208.99
Services


Certain Transactions

     Aviall routinely provides aviation parts and component repair services to PHI and in the Transition Period was paid approximately $200,000 for these parts and services by PHI. FlightSafety Boeing Training International, L.L.P. ("FlightSafety"), provides aviation training to PHI and in the Transition Period was paid approximately $258,000 for these services by PHI. Bruce N. Whitman, a director since August 1996 and a nominee for director at the Meeting, is a director of Aviall and Executive Vice President and a director of FlightSafety.

     During the Transition Period, PHI paid approximately $28,000 for consulting services to James W. McFarland, a director since July 1996 and a nominee for director at the Meeting.


                     PROPOSED AMENDMENT TO
                1995 INCENTIVE COMPENSATION PLAN

General

     The 1995 Incentive Compensation Plan (the"Plan") provides that 175,000 shares of Voting Stock and 325,000 shares of Non-Voting Stock could be awarded pursuant to stock awards, including stock options and restricted stock, subject to adjustment in the event of stock splits or stock dividends. At March 31, 2000, 16,715 shares of restricted Non-Voting Stock had been awarded and not forfeited, options to purchase 58,480 shares of Voting Stock were outstanding, options to purchase 24,136 shares of Non-Voting Stock had been exercised, and options to purchase 217,717 shares of Non-Voting Stock were outstanding. Accordingly, assuming all outstanding restricted shares become vested and all outstanding options are exercised, there would be 116,520 shares of Voting Stock and 66,432 shares of Non-Voting Stock remaining available for awards under the Plan.

Proposed Share Increase

     The Board of Directors has approved a proposed amendment to the Plan that would increase the number of shares of Non-Voting Stock available for awards by 250,000 shares, subject to future adjustment as provided in the Plan. The Board has recommended this amendment so that it can continue to reward officers and key employees of the Company having substantial management responsibilities with the opportunity to acquire a proprietary interest in the Company as an additional incentive to promote its success and remain in its employ. It is not proposed to increase the number of shares of Voting Stock available.

Vote Required

     Adoption of the proposed increase in shares available under the plan requires the affirmative vote of the holders of a majority of the outstanding shares of Voting Stock present or represented at the Meeting. The Board recommends that the shareholders vote FOR the adoption of the proposed amendment.

                       RELATIONSHIP WITH INDEPENDENT
                            PUBLIC ACCOUNTANTS

     PHI's consolidated financial statements for the Transition Period were audited by the firm of Deloitte & Touche LLP, which was engaged on December 16, 1999, and will remain as PHI's auditors unless replaced by the Board upon the recommendation of the Audit Committee.

     Consolidated financial statements for FY98 and FY99 were audited by the firm of KPMG LLP, which was replaced by the Board on November 23, 1999, upon recomendation of the Audit Committee. In connection with the audits of PHI's consolidated financial statements for FY98 and FY99 and for any subsequent interim period prior to and including November 23, 1999, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to its satisfaction would have caused KPMG LLP to make reference to the subject matter of the disagreements in
connection  with  its reports.   The  audit  reports  of KPMG LLP  on  PHI's
consolidated financial statements for FY98 and FY99 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     Representatives of Deloitte & Touche, LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.


                         OTHER MATTERS

Quorum and Voting of Proxies

     The presence, in person or by proxy, of a majority of the outstanding shares of Voting Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors will be determined by plurality vote, and the proposal to amend the 1995 Incentive Compensation Plan requires the approval of the majority of the Voting Stock present or represented at the Meeting.

     A broker or nominee holding shares registered in its name, or in the name of its nominee, that are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner has the discretion to vote the beneficial owner's shares with respect to the election of directors. Shares as to which a broker or nominee does not vote on a matter are referred to as broker non-votes on that matter. Broker non-votes will be counted as present at the Meeting and will be counted as present for purposes of determining whether the proposal to amend the 1995 Incentive Compensation Plan has been approved. Accordingly, a broker non-vote will leave the same effect as a vote against the proposed amendment.

     All proxies received by PHI in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein and for the proposed amendment to the 1995 Incentive Compensation Plan. The Board does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Stockholder Proposals

     Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the 2001 annual meeting of stockholders must forward such proposal to the Secretary of PHI at the address set forth on the first page of this Proxy Statement in time to arrive at PHI prior to December 30, 2000.

                                   By Order of the Board of Directors

                                   /s/ Robert D. Cummiskey, Jr.
                                   ----------------------------------
                                       Robert D. Cummiskey, Jr.
                                       Secretary

New Orleans, Louisiana
April 28, 2000




                  PETROLEUM HELICOPTERS, INC.

      Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 26, 2000

     The undersigned hereby appoints Carroll W. Suggs and Leonard M. Horner, or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of Voting Common Stock of Petroleum Helicopters, Inc., that the undersigned is entitled to vote at the annual meeting of stockholders to be held May 26, 2000, and any adjournments thereof.

     Please specify your choices by marking the appropriate boxes. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED HEREON AND FOR THE PROPOSED AMENDMENT TO THE 1995 INCENTIVE COMPENSATION PLAN.

     [X]  Please mark your votes as in this example.

          To withhold authority to vote for any individual nominee(s) mark the FOR box in proposal 1 and write that nominee's name(s) on the space provided below the boxes.

          The Board of Directors recommends a vote for all nominees listed hereon.

     1.   Election of Directors

          Nominees:   Carroll W. Suggs, Arthur J. Breault, Jr., Leonard  M.
          Horner, James W. McFarland, Thomas H. Murphy, Bruce N. Whitman

                                         FOR       WITHHOLD

                                         [  ]      [  ]

          FOR, except vote WITHHELD from the following nominee(s):


                                         FOR        AGAINST      ABSTAIN
     2.   Proposed Amendment to
          Incentive Compensation Plan    [  ]       [  ]         [  ]


     3. In their discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

                                             Check this box
                                             to note change [  ]
                                             of address


                              NOTE:   Please  sign exactly as name appears
                                      hereon.   When signing as  attorney,
                                      executor, administrator, trustee  or
                                      guardian, please give full title  as
                                      such.    If  a  corporation,  please
                                      sign  in  full  corporate  name   by
                                      president    or   other   authorized
                                      officer.   If a partnership,  please
                                      sign   in   partnership   name    by
                                      authorized persons.


                                        SIGNATURE(S)             DATE